Exhibit 99.1

Press Release

Traffix, Inc. Reports Fiscal 2005 Fourth Quarter and Annual Results Tuesday February 28, 10:28 am ET

Company Reports 69% Growth in Fiscal 2005 Revenue Board Declares Dividend of $0.08 Per Share

PEARL RIVER, N.Y.--(BUSINESS WIRE)--Feb. 28, 2006--Traffix, Inc. -- (NASDAQ:TRFX - News), a premier interactive media company, today reported results for the fiscal fourth quarter and year ended November 30, 2005. Net Revenue for the fourth fiscal quarter ended November 30, 2005 was $16.6 million, an increase of 54% from $10.8 million for the comparable quarter of fiscal 2004. Income from Operations for the fourth fiscal quarter was $478,000, an increase of $725,000, from a loss of $(247,000) in the comparable quarter of fiscal 2004. Earnings before interest, taxes, depreciation and amortization (EBITDA)(1) for the fourth fiscal quarter increased 383% to $1.0 million, from $216,000 in the comparable quarter. Net Income for the fourth fiscal quarter was $781,000, or $0.05 per diluted share, compared to Net Income of $121,000, or $0.01 per diluted share, in the prior year's comparable quarter, representing an increase of 546%. The fiscal fourth quarter was favorably impacted by a fiscal fourth quarter resolution of litigation with a former customer which resulted in a bad debt recapture of $600,000 included in income from operations, as well as the fiscal fourth quarter resolution of an outstanding state tax audit which resulted in a tax benefit of $348,000, offsetting tax expense.

The Company reported that Net Revenue for the fiscal year ended November 30, 2005 was $62.9 million, an increase of 69% from $37.3 million in fiscal 2004. Income from Operations for the year ended November 30, 2005 was $2.3 million, an increase of $2.6 million from a loss of ($334,000) in fiscal 2004. EBITDA increased from $1.0 million in the fiscal year ending 2004 to $4.5 million in fiscal year ending 2005, an increase of 320%. Net Income for the year ended November 30, 2005 increased 139%, from $1.0 million in fiscal 2004, to $2.4 million in fiscal 2005. Diluted earnings per share increased $0.10, or 132%, to $0.17 diluted earnings per share in fiscal 2005, compared to $0.07 diluted earnings per share in fiscal 2004.

The Company reported that on a sequential basis, Net Revenue increased in the fourth fiscal quarter of 2005 by 1% to $16.6 million from $16.4 million in the third fiscal quarter of 2005. The Company's Income from Operations declined sequentially by 2%, or $11,000, to $478,000 in the fourth fiscal quarter, compared to $489,000 in the third fiscal quarter of 2005. EBITDA remained flat at $1.0 million in the fourth fiscal quarter of 2005 compared to the third fiscal quarter of 2005. The Company's fourth fiscal quarter diluted earnings per share were $0.05, compared with third fiscal quarter diluted earnings per share of $0.02, representing an increase of $0.03, or 148%.

Commenting on the results for the year, Mr. Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix stated, "We are pleased to report our seventh consecutive year of profitability. In addition to growing our top line revenue by 69%, we increased the Company's EBITDA four-fold in 2005, from $1.0 million in 2004 to $4.5 million in 2005.

We continued to build our position as a leading interactive media company in 2005 with the successful integration of two key acquisitions that dramatically broadened our reach and capabilities. With a strong foundation now in place, we are poised to capitalize on the continued growth in interactive media in 2006."

Mr. Schwartz continued, "As always, we remain keenly focused on growth in both our top and bottom line. We are working to drive margin expansion through increased utilization of the media we currently own, by further diversifying our client base, and by introducing a new marketing channel, mobile marketing, into our mix of media solutions. We are a premier interactive media company that provides search engine marketing and optimization, performance based direct marketing, brand advertising, list and data rentals, and now wireless marketing, a rapidly expanding market. We truly offer our advertisers and partners, an all-inclusive interactive solution for their digital marketing and advertising needs. We are very excited about our business prospects for fiscal 2006."

The Company reported that the Board of Directors declared a dividend of $0.08 per share on February 22, 2006, to shareholders of record as of March 6, 2006, payable on or about March 16, 2006.

Traffix will be hosting an earnings conference call at 4:00 p.m. EST today, February 28, 2005. To participate on the call, please dial 1-888-335-6974 (domestic) or 1-973-935-2405 (international).

The call will also be available as a webcast on www.kcsa.com

About Traffix, Inc:

Traffix, Inc is a premier interactive media company that develops its own content and builds communities tailored to consumers' specific interests and lifestyles. Its full solution marketing services group delivers media, analytics and results to third parties through its three business groups:

•
Traffix Performance Marketing (http://www.traffixinc.com) offers marketers brand and performance based distribution solutions though the Traffix network of entertaining web destinations, via its proprietary ad-serving optimization technology.

•	SendTraffic (http://www.sendtraffic.com) is a performance focused, search engine marketing firm focused on building online presence, optimizing marketing expenditures and retaining customers.

•
Hot Rocket Marketing (http://www.hotrocketinc.com) is an online direct-response media firm servicing advertisers, publishers and agencies by leveraging vast online inventory across sites, networks, search engines and email to drive users to client web properties, generating qualified leads, registrations and sales.

For more information about Traffix, Inc., visit the website at www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix's business based on certain assumptions of Traffix's management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company's services and products, changes in technology and the regulatory environment affecting the Company's business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

You may register to receive Traffix's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME FOR THE:

	Three Months Ended		Year Ended
	November 30,		November 30,
	2005	2004	2005	2004

Net revenue	$16,598,155	$10,762,517	$62,856,982	$37,281,214
Cost of sales	11,353,598	6,774,247	41,052,260	22,052,610
Gross profit	5,244,557	3,988,270	21,804,722	15,228,604

Selling expenses	1,328,611	795,200	4,016,603	2,323,510

General and administrative expenses	4,011,669	3,341,461	15,911,330	12,832,239

Bad Debt (recapture) expense	(573,427)	98,771	(403,186)	406,699

Income (loss) from operations	477,704	(247,162)	2,279,975	(333,844)

Other income (expense):
Interest income and dividends	313,831	183,860	957,069	544,153
Realized gains on marketable securities	(12,691)	(6,658)	561,359	25,490
Realized gain on sale of subsidiary -	—	195,000	195,000	784,900
Other non-operating income (expense)	(18,903)	60,808	(28,076)	398,118

Minority interest in income of subsidiary	(120,534)	—	(494,533)	—

Income before (benefit) provision for income taxes	639,407	185,848	3,470,794	1,418,817

(Benefit) provision for income taxes	(141,118)	64,996	1,042,637	404,603

Effective (benefit rate) tax rate	-22.1%	35.0%	30.0%	28.5%
Net income	$780,525 $	120,852	$2,428,157	$1,014,214

Diluted income per share:
Net income	$0.05	$0.01	$0.17	$0.07

Weighted average shares outstanding	14,537,848	14,149,818	14,344,584	13,928,374

TRAFFIX, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS

	November 30,	November 30,
	2005	2004

Assets

Current assets:
Cash and cash equivalents	$9,335,723	$7,553,285
Marketable securities	18,908,064	28,251,348

Accounts receivable, trade, net of allowance for doubtful accounts of $1,025,661 and $691,229 in 2005 and 2004, respectively	11,137,275	4,744,220
All other current assets	2,458,498	2,129,165
Total current assets	41,839,560	42,678,018

Total non-current assets	14,423,204	9,280,492
Total assets	$56,262,764	$51,958,510
Liabilities
Total liabilities - current	$11,118,923	$8,119,796
Total liabilities - non-current	302,465	316,279
Minority Interest	365,637
Total shareholders' equity	44,475,739	43,522,435
Total liabilities and shareholders' equity	$56,262,764	$51,958,510

Working Capital (Current assets less current liabilities)	$30,720,637	$34,558,222
Current Ratio	$3.76	$5.26

Combined Cash and Marketable Securities (S/T & L/T)	$30,906,692	$35,804,633
Common stock issued and outstanding	14,208,486	13,510,605
Tangible Book Value per share	$2.50	$2.73

Combined Cash and Marketable Securities per share	$2.18	$2.65

Other Unaudited Operations Data for the periods presented:
	Fourth Quarter Ended
	November 30,
	2005	2004

Income (Loss) from operations	$477,704	$(247,162)
Depreciation and amortization	564,882	462,809
EBITDA (1)	$1,042,586	$215,647

	Year Ended
	November 30,
	2005	2004

Income (Loss) from operations	$2,279,975	$(333,844)
Depreciation and amortization	2,200,678	1,400,995
EBITDA (1)	$4,480,653	$1,067,151

(1)
EBITDA is net income excluding special charges, interest expense, interest and dividend income, net gains (losses) on the sale of marketable securities, realized gains on subsidiary sales, permanent impairment charges to long lived assets, other nonoperating income (expense) and minority interest (income) loss, depreciation, amortization and income taxes.

Contact:
Traffix, Inc.
Dan Harvey, 845-620-1212 ext. 231
danh@traffixinc.com
or
KCSA
Todd Fromer/ Erika Levy Kay, 212-682-6300 ext. 215/208
todd@kcsa.com/ ekay@kcsa.com